Exhibit 11.3

Independent Auditor’s Consent

We consent to the inclusion of our report dated April 29, 2021, with respect to the consolidated balance sheets of RealtyMogul Apartment Growth REIT, Inc. (formerly known as MogulREIT II, Inc.) as of December 31, 2020 and 2019, and the related consolidated statements of operations, equity and cash flows for the years then ended, appearing in this Offering Circular on Form 1-A of RealtyMogul Apartment Growth REIT, Inc. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Bethesda, Maryland

December 9, 2021